FORM 3

                       U.S. SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

               INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                                                  OMB APPROVAL
                                                  OMB Number:          3235-0104
                                                  Expires:    September 30, 1998
                                                  Estimated average burden
                                                  hours per response . . . . 0.5

       Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
     Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940


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     1.  Name and Address of Reporting Persons

          James L. McGovern
          Synaptx Worldwide, Inc.
          168 Highland Avenue, Suite 300
          Elgin, Illinois 60120
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     2.   Date of Event Requiring Statement
            (Month/Day/Year)

          5/18/98
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     3.  IRS or Social Security Number of Reporting Person (Voluntary)


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     4.   Issuer Name and Ticker or Trading Symbol

          Synaptx Worldwide, Inc. (SYTX)

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     5.  Relationship of Reporting Person to Issuer
                   (Check all applicable)

           X      Director         10% Owner
          ----                ----
                  Officer           Other (specify below)
          ----    (give       ----
                  title
                  below)


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     6.  If Amendment, Date of
         Original (Month/Day/Year)

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     7.  Individual or Joint/Group Filing (Check Applicable Line)

           X   Form filed by One Reporting Person
          ----

          ____ Form filed by More than One Reporting Person

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     TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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      Title of Security    2. Amounts of  3. Ownership       4. Nature of
      (Instr. 4)           Securities     Form: Direct (D)   Indirect
                           Beneficially   or Indirect (I)    Beneficial
                           Owned          (Instr. 5)         Ownership
                           (Instr. 4)                        (Instr. 5)
      -----------------    ------------   ---------------    ---------------

      Common Stock,
      par value $.001
      per share             17,143           D
      ------------------   -------------  ----------------   ----------------
      Common Stock,
      par value $.001
      per share              3,302           I                By Child(1)
      ------------------   -------------  ----------------   ----------------
      Common Stock,
      par value $.001
      per share              3,302           I                By Child(1)
      ------------------   -------------  ----------------   ----------------
      Common Stock,
      par value $.001
      per share              3,302            I               By Child(1)
      ------------------   -------------  ----------------   ----------------
     ------------------------------------------------------------------------
                             (Print or Type Responses)

     Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

      * If the form is filed by more than one reporting person, see Instruction 5(b)(v).

                                                                       (over)
                                                                 SEC 1473 (7-96)

          TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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           1. Title of      2. Date Exer-          3. Title and Amount of
              Derivative       cisable and            Securities Underlying
              Security         Expiration             Derivative Security
              (Instr. 4)       Date                   (Instr. 4)
                               (Month/Day/
                               Year)
     --------------------   ---------------------  --------------------------
                            Date         Expira-               Amount
                            Exer-        tion         Title    or
                            cisable      Date                  Number
                                                               of
                                                               Shares
                            ---------    -------    ---------  ---------
                                                   Common Stock,
                                                    par value
                                                    $.001 per
     Stock Purchase Option  11/19/98    5/18/2002   share       150,000
      -------------------   ----------  ---------   ---------   ---------
                                                   Common Stock,
                                                    par value
                                                    $.001 per
     Stock Purchase Option  10/1/96     10/1/2000   share        8,255
      -------------------   ----------  ---------   ---------   ----------



      -------------------   ----------  ---------   ---------   ----------


      -------------------   ----------  ---------   ---------   -----------

           4. Conver-          5. Ownership                 6. Nature of
              sion or             Form of                      Indirect
              Exercise            Derivative                   Beneficial
              Price of            Security:                    Ownership
              Deri-               Direct                       (Instr. 5)
              vative              (D) or
              Security            Indirect
                                  (I)
                                  (Instr. 5)
           -----------------   --------------------------   -------------
           $2.55                     D
           -----------------   --------------------------   -------------
           $0.9086                   D
           -----------------   --------------------------   -------------

           -----------------   --------------------------   -------------

           -----------------   --------------------------   -------------

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     Explanation of Responses:
     (1) The reporting person disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of Section 16 or for any other purpose.



                           /s/ James L. McGovern                01/5/99
                         -------------------------------    ---------------
                         **Signature of Reporting Person         Date
                               James L. McGovern

     ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
          See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

     Note: File three copies of this Form, one of which must be manually signed.
           If space provided is insufficient, See Instruction 6 for procedure.

     Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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                                                            SEC 1473 (7-96)